Exhibit 4.31

EMPATAN PUBLIC LIMITED COMPANY

15% Senior Convertible Notes Due 2024

Growth Financing Termsheet

The proposed summary terms set forth below are set forth herein for discussion purposes only, are not binding, and are subject to, among other things, the completion of due diligence review and execution and delivery of definitive documentation.

Growth Financing

Issuer	Empatan Public Limited Company, an Ireland corporation (the “Company”)

Types of Securities	15% Senior Convertible Notes due December 31, 2024 (the “Notes”) and Redeemable Warrants (as hereinafter defined)

Closing Date	Upon the consummation of the Business Combination (as hereinafter defined)

Offering Structure	The offering (the “Offering”) shall be structured as a transaction exempt from Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), and shall comply with Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D thereunder and applicable state securities law.

Subscriber Requirements	Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) of 1933, as amended (the “Securities Act”) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act).

Minimum Investment	US$250,000

Offering Size	Up to US$10.0MM

Commissions; Finders Fees	The Company reserves the rights to pay commissions and finders’ fees

Notes

Security	15% Senior Convertible Notes due December 31, 2024

Interest	15% per annum, payable quarterly in arrears

Maturity Date

The earlier of December 31, 2024 and the date of any Change in Control (as herein after defined), excluding the Business Combination.

A “Change in Control” will be deemed to exist if (i) there occurs any consolidation, merger or other business combination of the Company, other than the Business Combination, with or into any other corporation or other entity or person (whether or not the Company is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in any of such events the voting stockholders of the Company prior to such event cease to own 50% or more of the voting power, or corresponding voting equity interests, of the surviving corporation after such event (including without limitation any “going private” transaction under Rule 13e-3 promulgated pursuant to the Exchange Act or tender offer by the Company under Rule 13e-4 promulgated pursuant to the Exchange Act for 50% or more of the Company’s Common Stock), (ii) any person (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), together with its affiliates and associates (as such terms are defined in Rule 405 under the Act), beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 50% of the Company’s voting power, (iii) there is a replacement of more than one-half of the members of the Company’s Board of Directors which is not approved by those individuals who are members of the Company’s Board of Directors immediately prior to such replacement, (iv) in one or a series of related transactions, there is a sale or transfer of all or substantially all of the assets of the Company, determined on a consolidated basis.

“Business Combination” shall mean a business combination of the Company with Security Matters Limited, an Australian public corporation, and Lionheart III Corp., a Delaware corporation

Priority	All obligations under the Notes shall be senior unsecured obligations of the Company

Prepayment	The Notes may be prepaid at any time, in whole or in part, without penalty or premium, at any time upon 30 days prior written notice to the holders.

Conversion	The Notes shall be convertible, by written notice of the noteholder to Company into shares of common stock of the Company at a conversion price of US$10.00 per share, subject to mechanical adjustments

Covenants	Restrictions on dividends, certain notice requirements, etc.

Events of Default	Any event of default under any of the Note, failure to pay principal and interest when due; breach of covenants; false or misleading representations, warranties, or certifications; final judgments in excess of US$1,000,000 not discharged or stayed after applicable periods; certain events of bankruptcy or insolvency, limitations on debt incurrence, and limitations on dividends.

Repayment Option	The Company shall be entitled to satisfy the payment of the principal amount of the Notes through the issuance of shares of Common Stock based upon a 20% discount to the 20 trading day VWAP preceding the Maturity Date with no floor.

Redeemable Warrants

Securities Offered	Common Stock Purchase Warrants (the “Redeemable Warrants”) to purchase shares of common stock (the “Common Stock”), of the Company

Term	Five years from the closing of the Business Combination, subject to earlier redemption

Shares Issuable Upon Exercise of the Redeemable Warrants	An aggregate of up to 500,000 shares of Common Stock, issued proportionally to the Notes sold by the Company (i.e.., 500,000 shares in the event the entire $10,000,000 of Notes shall be issued)

Adjustments; Reorganizations	The exercise price of the Redeemable Warrants and the number of shares subject thereto shall be subject to adjustment in the event of stock splits, stock dividends, reverse stock splits, and similar events. The Redeemable Warrants shall contain standard reorganization provisions.

Exercise Price	US$11.50, subject to such adjustments as shall be included in the Public Warrants (as hereinafter defined), provided, however, that the Company retains the right to lower the exercise price for periods of time not to exceed 30 days

Redemption

The Warrants shall be redeemable at the option of the holder as provided below.

50.00% of the Warrants shall be redeemable on a non-cumulative basis at the option of the holder during the 30 days following the second and third, Business Combination for US$5.00 per Warrant Share. Notwithstanding the foregoing, at the option of each investor, the Company may satisfy any or each such redemption through the issuance of shares of Common Stock based upon a 20% discount to the 20 trading day VWAP preceding each such anniversary with no floor.

Exercise Mechanism	Cash only

Bonus Warrants

Securities Offered	Common Stock Purchase Warrants (the “Bonus Warrants”) to purchase shares of Common Stock. The Bonus Warrants shall be identical to the public warrants (the “Public Warrants”) of the Company

Term	Five years commencing upon the Business Combination

Shares Issuable Upon Exercise of the Bonus Warrants	An aggregate of up to 500,000 shares of Common Stock, issued proportionally to the indebtedness drawn upon by the Company Subscriber, or (D) when such securities shall have ceased to be outstanding.

Adjustments; Reorganizations	The Bonus Warrants shall have adjustment and reorganization provisions identical to those of the Public Warrants

Exercise Price	US$11.50, subject to such adjustments as shall be included in the Public Warrants

Redemption	The Bonus Warrants shall have redemption provisions identical to those of the Public Warrants

Exercise Mechanism	Cash only

General Provisions

Funding Upon Closing of Business Combination	Offering shall fund upon the closing of the Business Combination

Registration Rights	Within thirty (30) calendar days after the consummation of the Business Combination, the Company will file with the Securities and Exchange Commission (at the Company’s sole cost and expense) a registration statement to register under and in accordance with the provisions of the Securities Act, the resale of all Registrable Securities on Form S-3, Form F-3, Form S-1 or Form F-1, as applicable.

Registrable Securities	“Registrable Securities” means, as of any date of determination, the securities issuable upon exercise of the Redeemable Warrants (collectively, the “Warrant Shares”) and any other equity security issued or issuable with respect thereto by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, provided, however, that such securities shall cease to be Registrable Securities at the earliest of (A) two (2) years after the Closing Date, (B) the date all Securities held by Subscriber may be sold by Subscriber without volume or manner of sale limitations pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), (C) the date on which such securities have actually been sold by

Confidentiality	Subject to applicable law, this Term Sheet is confidential, and neither the contents nor the details of this Term Sheet may be shown or disclosed by either party hereto except to those individuals who have a need to know as a result of being involved in the proposed transaction. No press or other publicity release will be issued to the general public concerning the proposed transaction without mutual consent unless required by law or the rules of a relevant stock exchange, and then only to the extent required.

Governing Law	State of Delaware

Wire Instructions

Investors should wire investment proceeds to:

Account Name: Security Matters Limited
Bank: National Australia Bank
Bank Address: Level 2, 330 Collins St.,

Melbourne VIC 3000

BSB: 083-004

Account: 86-616-2705

SWIFT: NATAAU33033

Unless by date of payment Company provided a different bank account.

ACCEPTED AND AGREED TO AS OF ________, 2023:

SECURITY MATTERS LIMITED		INVESTOR:

By:		By:
	Name:	Name:
	Title:	Title:
Note Value: US$ ________
Redeemable Warrants: ________ (fifth of
the Dollar amount)
Bonus Warrants: ________ (Fourth of the redeemable warrants amount)

EMPATAN PLC

By:
Name:
Title: